AMENDMENT TO TRANSFER AGENCY AGREEMENT

This AMENDMENT (the "Amendment") is made as of the Effective Date between Cavanal Hill Funds, a Massachusetts business trust (the "Trust") and FIS Investor Services, LLC, a Delaware limited liability company and formerly known as SunGard Investor Services, LLC ("FIS"), and is made to the Amended and Restated Transfer Agency Agreement, dated March 31, 2015, between the Trust and FIS (as successor and assign to Citi Fund Services Ohio, Inc.) (as amended and in effect on the date hereof, the "Agreement"). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. For the avoidance of any doubt, references in the Agreement to "Citi" shall be deemed references to FIS.

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940 (the "1940 Act"), as amended, that consists of 12 separate funds (the "Funds") offered in various classes (the "Classes") as of the Effective Date;

WHEREAS, FIS performs transfer agency services for the Trust and each investment portfolio of the Trust pursuant to the Agreement;

WHEREAS, FIS and the Trust wish to enter into this Amendment to the Agreement in order to ensure that the Agreement reflects the proper names of the various Funds and Classes;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and FIS hereby agree as follows:

1. Effective Date.

The effective date of this Amendment (the "Effective Date") shall be December 26, 2017.

2. Funds.

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

3. Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein. Each reference to the Agreement in this Amendment and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Transfer Agency Agreement to be duly executed to become effective on the Effective Date.

CAVANAL HILL FUNDS

By: *[signature]*
Name: James L. Huntzinger
Title: President

FIS INVESTOR SERVICES, LLC

DocuSigned by:

Neel Patel

By: ____________________

Name: Neel Patel

Title: Contract Manager

2/20/2018 | 13:38 EST

SCHEDULE A
TO THE TRANSFER AGENCY AGREEMENT
BETWEEN
CAVANAL HILL FUNDS
AND
FIS INVESTOR SERVICES, LLC

FUNDS

U.S. Treasury Fund Administrative Service Institutional Select Premier[1]	Ultra Short Tax-Free Income Fund A Investor Institutional
Government Securities Money Market Fund Administrative Institutional Select Premier	Intermediate Tax Free Bond Fund A Investor Institutional
Limited Duration Fund A Investor Institutional	Active Core A C Investor Institutional
Moderate Duration Fund A Investor Institutional	Mid Cap Core Equity Fund A C Investor Institutional
Bond Fund A Investor Institutional	Opportunistic Fund A C Investor Institutional
Strategic Enhanced Yield Fund A Investor Institutional	World Energy Fund A C Investor Institutional

[1]As of the Effective Date, this Class has not commenced operations. Until a Class commences operations, services will not be rendered and expenses will not be incurred for such Class under this Agreement.